Exhibit 99.1

February 4, 2005

Chesapeake Reports Income from Continuing Operations of $5.1 million, or $0.26 per share, for Fourth-Quarter 2004

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported income from continuing operations for the fourth quarter of 2004 of $5.1 million, or $0.26 per share, compared to income from continuing operations for the fourth quarter of 2003 of $10.0 million, or $0.65 per share.

For the full-year 2004, income from continuing operations was $11.3 million, or $0.61 per share, compared to income from continuing operations for the full-year 2003 of $22.1 million, or $1.45 per share. Results for the full-year 2004 included costs of $6.2 million, net of income taxes, related to the early extinguishment of debt. Results for the full-year 2003 included a gain of $7.7 million, net of income taxes, from the settlement of indemnification obligations related to the sale of the company's former kraft products mill in West Point, Va. Before the costs related to the extinguishment of debt and the gain from settlement of indemnification obligations, income from continuing operations was $17.5 million, or $0.94 per share, for the full-year 2004 and $14.4 million, or $0.95 per share, for the full-year 2003.

"Although 2004 presented us with challenges, we achieved solid results in two of our key markets," said Thomas H. Johnson, Chesapeake's chairman & chief executive officer. "Our plastic packaging business reported significant growth in 2004 and we extended our leadership position in the European pharmaceutical and healthcare paperboard packaging market. We were pleased by the improved sales volume in international and branded packaging in the second half of the year relative to 2003 as customer demand increased for alcoholic drinks packaging. Additionally, we benefited from our focus on cash generation in 2004 as cash flow available for shareholders and debt reduction increased to $74 million, up from $43 million in 2003. While the overall performance of our paperboard packaging segment was negatively impacted by startup expenses at our two new plants in Germany and equipment installation issues, we believe that we have made good progress toward resolving these issues.

"To further strengthen our balance sheet in 2004 we issued 4.05 million shares of common stock and used the net proceeds to redeem 40 million pounds Sterling principal amount of our 10.375% senior subordinated notes and to pay down our senior credit facility. We also completed a public offering of euro 100 million principal amount of 7% senior subordinated notes and used a portion of the net proceeds to retire approximately $66.8 million of our 7.20% senior debentures that were scheduled to come due in March 2005.

"We concluded 2004 by announcing several senior management changes. In 2005 we will continue to focus on implementing our long-term strategic plans, our operational programs and our key marketing initiatives with the objectives of growing our business and generating cash while improving our cost position. We expect earnings for 2005 to be in the range of $0.90 to $1.20 per share, net cash provided by operating activities to range from $70 million to $90 million and capital expenditures to range from $40 million to $50 million."

Segment Results

The following discussion compares the results of the business segments for the fourth quarter and full-year 2004 to the fourth quarter and full-year 2003.

Paperboard Packaging

  Net sales for the paperboard packaging segment were $227.1 million for the fourth quarter of 2004, an increase of $19.7 million, or 9 percent, over the comparable period in 2003. Approximately $18.6 million of the increase was due to favorable changes in foreign currency exchange rates. The remaining increase in net sales quarter over quarter was due primarily to increased volume across most of the paperboard packaging segment, offset in part by reduced volume and prices in pharmaceutical and healthcare packaging and reduced volume in luxury packaging.
  Net sales of $864.7 million for the full-year 2004 increased by $111.3 million, or 15 percent, over net sales for the full-year 2003. Approximately $84.7 million of the increase was due to favorable changes in foreign currency exchange rates. The remaining increase resulted primarily from increased volume in pharmaceutical and healthcare packaging during the first half of the year, recovery in alcoholic drinks packaging in the international and branded packaging market in the second half of the year and increased volume in food and household packaging. The increase was offset in part by reduced volume in luxury packaging and lower volume in tobacco packaging from reduced customer shipments to Asian markets in 2004.
  Earnings before interest and taxes (EBIT) for the paperboard packaging segment was $9.9 million for the fourth quarter of 2004, a decrease of $10.3 million, or 51 percent, from the comparable period in 2003. Results for the fourth quarter of 2003 included a gain of $4.2 million from an insurance claim for equipment damaged in a fire. The remaining decrease in EBIT for the fourth quarter of 2004 compared to the prior-year period was due primarily to price pressure in the paperboard packaging segment, particularly in food and household packaging, and reduced volume in luxury and pharmaceutical and healthcare packaging. The decrease was partially offset by favorable changes in foreign currency exchange rates of $0.9 million.
  EBIT for the full-year 2004 was $48.4 million, a decrease of $12.0 million, or 20 percent, from the full-year 2003. Excluding the gain from the insurance claim mentioned above, the remaining decrease in EBIT for the paperboard packaging segment for the full-year 2004 was due primarily to reduced volume in international and branded packaging during the first half of the year, significant volume decline in luxury packaging, start-up costs for the two new German facilities and incremental manufacturing costs related to the installation of new equipment. The decrease was partially offset by increased volume in pharmaceutical and healthcare packaging during the first half of the year and favorable changes in foreign currency exchange rates of $5.1 million.

Plastic Packaging
  Net sales for the plastic packaging segment were $45.1 million for the fourth quarter of 2004, an increase of $7.5 million, or 20 percent, over the fourth quarter of 2003, and $167.0 million for the full-year 2004, an increase of $34.8 million, or 26 percent, over full-year 2003. Changes in foreign currency exchange rates increased net sales by approximately $3.6 million for the fourth quarter of 2004 and by approximately $17.3 million for the full-year 2004. Excluding the effects of changes in foreign currency exchange rates, the increase in net sales for the fourth quarter of 2004 was primarily due to increased volume in specialty chemical packaging from an expanded customer base and increased volume in food and beverage packaging. The increase in net sales for the full-year 2004 before changes in foreign currency exchange rates was due primarily to increased volume in specialty chemical packaging resulting from a strong agrochemical season and from an expanded customer base.
  EBIT for the fourth quarter of 2004 for the plastic packaging segment was $10.2 million, an increase of $6.6 million, or 183 percent, over the comparable period in 2003. EBIT for the full-year 2004 was $23.1 million, an increase of $10.7 million, or 86 percent, over the full-year 2003. The results for the fourth quarter and full-year 2004 included a gain of $5.8 million from the sale of non-strategic land in this segment. Changes in foreign currency exchange rates increased EBIT for this segment by $0.8 million for the fourth quarter of 2004 and $2.3 million for the full-year 2004 compared to the prior-year periods. Before the gain on the sale of land and changes in foreign currency exchange rates, EBIT for the fourth quarter of 2004 was flat compared to the fourth quarter of 2003, as volume gains were offset by increased energy and raw material costs. For the full-year 2004, a strong agrochemical season, improved results in the Asia Pacific market and new customers contributed to strong results in the plastic packaging segment over full-year 2003, which were partially offset by increased energy and raw material costs.

Other Information
  During the fourth quarter of 2004, the company completed a public offering of euro 100 million principal amount of 7% senior subordinated notes due 2014 under its effective shelf registration statement filed with the Securities and Exchange Commission. The net proceeds from the sale of these notes, after deducting discounts, commissions and expenses, were approximately $130.8 million. The company used the net proceeds to retire approximately $66.8 million principal amount, or 78.5 percent, of its outstanding $85.0 million aggregate principal amount of 7.20% notes due March 15, 2005, pursuant to a tender offer, to repay outstanding borrowings under its senior credit facility and to pay related fees, expenses and premiums. In connection with the tender offer, the company incurred a loss on the extinguishment of debt of $1.2 million, or $0.8 million net of income taxes.
  During 2004, the company redeemed 40 million pounds Sterling principal amount of its 10.375% senior subordinated notes due 2011, which resulted in a loss on the extinguishment of debt of $8.4 million, or $5.4 million net of income taxes. The redemption of the notes was funded with a portion of the net proceeds from the company's public offering of approximately 4.05 million shares of its common stock. The remaining net proceeds from the public offering of approximately $9.0 million were used to repay outstanding borrowings under the company's senior bank credit facility.
  As previously reported, the company completed the liquidation of its land development segment in the first quarter of 2004 and, accordingly, the results for that segment for both the current-year periods and the prior-year periods have been reported as discontinued operations. Income from discontinued operations, net of taxes, was $1.0 million for the fourth quarter of 2003 and $4.4 million for the full-year 2003 from the sale of land marketed to third parties for residential and commercial development, real estate investment and land conservation.
  During 2003, the company settled substantially all of its environmental indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va., which resulted in a gain of approximately $11.2 million, or $7.7 million net of income taxes.
  Net interest expense was $8.5 million for the fourth quarter of 2004 and $37.1 million for the full-year 2004 compared to $10.0 million for the fourth quarter of 2003 and $42.3 million for the full-year 2003. The decrease in net interest expense for both the fourth quarter and full-year 2004 was due primarily to the redemption of 40 million pounds Sterling principal amount of 10.375% senior subordinated notes.
  For the full-year 2004, the company's income taxes were reduced by approximately $3.4 million related to the costs of the early extinguishment of debt, by approximately $3.3 million related to favorable settlements of 1998 to 2002 U.S. Internal Revenue Service tax audits and 1999 to 2001 U.K. Inland Revenue tax audits, and by approximately $0.8 million related to a reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.
  Cash flow available for shareholders and debt reduction totaled $73.7 million for the full-year 2004, an increase of $30.4 million over the full-year 2003. Cash flow available for shareholders and debt reduction included U.S. income tax refunds of $21.5 million for the full-year 2004 and $11.1 million for the full-year 2003.
  Total debt, net of cash, at January 2, 2005, was $374.6 million compared to $475.0 million at December 28, 2003. The decrease in total debt, net of cash, was primarily a result of the proceeds of the equity offering and the increase of cash generated by the company's businesses. These decreases were offset in part by changes in foreign currency exchange rates that increased reported net debt by approximately $33.4 million at the end of fiscal-year 2004 compared to the end of fiscal-year 2003.

Non-GAAP Financial Measures

  Cash Flow Available for Shareholders and Debt Reduction - To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," defined as net cash provided by operating activities plus net cash provided by (or minus net cash used in) investing activities, which is a non-GAAP measure. The company's management believes this non-GAAP measure enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows provided by operating activities determined in accordance with GAAP.
  Financial Results Excluding Special Items - To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports income from continuing operations before (1) costs related to the extinguishment of debt and (2) the gain on the settlement of indemnification obligations. The company's management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes expenses that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from continuing operations and earnings per share determined in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its fourth quarter and full-year 2004 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Fourth Quarter		Full Year
INCOME STATEMENT	2004	2003	2004	2003
Net sales	$272.2	$245.0	$1,031.7	$885.6
Costs and expenses:
Cost of products sold	230.0	199.8	856.8	722.2
Selling, general and administrative expenses	34.4	31.9	134.5	118.0
Gain on sale of business	-	-	-	11.2
Other income, net	8.9	6.4	15.5	11.0
EBIT (earnings before interest and taxes) from continuing operations	16.7	19.7	55.9	67.6
Interest expense, net	8.5	10.0	37.1	42.3
Loss on extinguishment of debt	1.2	-	9.6	-
Income from continuing operations before taxes	7.0	9.7	9.2	25.3
Income tax expense (benefit) (a)	1.9	(0.3)	(2.1)	3.2
Income from continuing operations	5.1	10.0	11.3	22.1
Income from discontinued operations, net of taxes (b)	-	1.0	-	4.4
Net income	$5.1	$11.0	$11.3	$26.5

Diluted earnings per share:
Income from continuing operations	$0.26	$0.65	$0.61	$1.45
Discontinued operations, net of taxes (b)	-	0.07	-	0.29
Net income	$0.26	$0.72	$0.61	$1.74

Weighted average shares and equivalents outstanding - diluted	19.4	15.3	18.6	15.2

Other items:
Depreciation	$15.3	$15.0	$61.1	$54.3
Capital expenditures	7.8	10.0	35.5	52.4

		Fourth Quarter		Full Year
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES		2004	2003	2004	2003
Cash flow available for shareholders and debt reduction		$36.2	$31.0	$73.7	$43.3
Add: net cash (provided by) used in investing activities		(4.1)	4.3	20.5	36.7
Net cash provided by operating activities (c)		32.1	35.3	94.2	80.0

Income from continuing operations before special items		$5.9	$10.0	$17.5	$14.4
Add: gain on sale of business after taxes		-	-	-	7.7
Less: loss on extinguishment of debt after taxes		(0.8)	-	(6.2)	-
Income from continuing operations		5.1	10.0	11.3	22.1

Income from continuing operations before special items, per diluted share		$0.30	$0.65	$0.94	$0.95
Add: gain on sale of business after taxes		-	-	-	0.50
Less: loss on extinguishment of debt after taxes		(0.04)	-	(0.33)	-
Income from continuing operations, per diluted share		0.26	0.65	0.61	1.45

(a) Income taxes included a benefit from the early extinguishment of debt of $0.4 million for the fourth quarter of 2004 and $3.4 million for the full-year 2004. In addition, income taxes for the full-year 2004 included a $3.3 million benefit related to favorable settlements of tax audits of U.S. returns for 1998 to 2002 and U.K. returns for 1999 to 2001 and a $0.8 million benefit related to the reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.

(b) Discontinued operations for 2003 primarily represent results from the former land development segment.

(c) Net cash provided by operating activities included U.S. tax refunds of $21.5 million for the full-year 2004 and $11.1 million for the full-year 2003.

BALANCE SHEET	January 2,	December 28,
	2005	2003
Assets
Current assets:
Cash and cash equivalents	$54.3	$11.9
Accounts receivable, net	148.8	151.1
Inventories, net	114.4	109.8
Other current assets	19.5	36.1

Total current assets	337.0	308.9
Property, plant and equipment, net	427.1	431.6
Goodwill	694.6	644.4
Other assets	96.2	107.9

Total assets	$1,554.9	$1,492.8

Liabilities and Stockholders' Equity
Current portion of long-term debt	$64.1	$5.0
Income taxes payable	26.6	13.9
Other current liabilities	226.2	227.1

Total current liabilities	316.9	246.0
Long-term debt	364.8	481.9
Pension and postretirement benefits	77.1	89.2
Deferred income taxes	25.0	30.1
Other long-term liabilities	59.3	75.9
Stockholders' equity	711.8	569.7

Total liabilities and stockholders' equity	$1,554.9	$1,492.8

	First	Second	Third	Fourth	Full
BUSINESS SEGMENT HIGHLIGHTS	Quarter	Quarter	Quarter	Quarter	Year

Net sales:
2004
Paperboard Packaging	$219.1	$197.8	$220.7	$227.1	$864.7
Plastic Packaging	44.5	41.5	35.9	45.1	167.0

	$263.6	$239.3	$256.6	$272.2	$1,031.7

2003
Paperboard Packaging	$182.5	$178.5	$185.0	$207.4	$753.4
Plastic Packaging	30.7	32.8	31.1	37.6	132.2

	$213.2	$211.3	$216.1	$245.0	$885.6

EBIT (earnings before interest and taxes):
2004
Paperboard Packaging	$11.1	$11.1	$16.3	$9.9	$48.4
Plastic Packaging	5.1	4.2	3.6	10.2	23.1
Corporate	(3.9)	(4.1)	(4.2)	(3.4)	(15.6)

	$12.3	$11.2	$15.7	$16.7	$55.9

2003
Paperboard Packaging	$12.4	$13.4	$14.4	$20.2	$60.4
Plastic Packaging	3.0	2.8	3.0	3.6	12.4
Corporate	(3.7)	(4.4)	(4.2)	(4.1)	(16.4)
Gain on Sale of Business	-	11.2	-	-	11.2

	$11.7	$23.0	$13.2	$19.7	$67.6

Depreciation:
2004
Paperboard Packaging	$13.4	$12.3	$12.0	$12.7	$50.4
Plastic Packaging	2.7	2.6	2.5	2.6	10.4
Corporate	0.1	0.1	0.1	0.0	0.3

	$16.2	$15.0	$14.6	$15.3	$61.1

2003
Paperboard Packaging	$10.3	$10.3	$10.7	$12.3	$43.6
Plastic Packaging	2.5	2.5	2.6	2.6	10.2
Corporate	0.1	0.2	0.1	0.1	0.5

	$12.9	$13.0	$13.4	$15.0	$54.3